Exhibit 99.1

Minim Reports Third Quarter 2022 Financial Results

Manchester, NH (November 10, 2022) — Minim, Inc. (Nasdaq: MINM), the creator of innovative internet access products under the globally-recognized Motorola® brand, today reported third quarter financial results for the period ended September 30, 2022.

Q3 2022 Financial Updates:

●	Net revenue of $13.8 million, up 7.5% sequentially compared to $12.9 million in Q2 2022.
●	Gross margin of 22.3% (~25.9% before inventory reserves) compared to 19.7% (30.2% before inventory costing errors) in Q2 2022.
●	Net loss of $4.1 million compared to a net loss of $4.4 million ($3.1 million net loss before inventory costing errors) in Q2 2022.
●	Strengthened balance sheet with 11.7% reduction in inventories and 38.9% reduction in accounts payable.

Recent Business Highlights

●	Expanded e-commerce offering at Target.com to include a new category from our offerings, the WiFi 6 Mesh System
●	Achieved new milestone as the moto sync app powered by Minim, the company’s cloud-managed solution, is active on over 100,000 Minim Intelligent Networks (MINs)
●	Recognized as a finalist in the Outstanding Use Case: Customer Experience category of the 2022 Leading Lights, an award highlighting communications technologies or networks that deliver a superior customer experience
●	Announced planned exit of ISP business by Q4 2023 to better align resources with new paid-subscription revenue initiatives

Mehul Patel, Chief Executive Officer of Minim, said, “We are continuing to take actions that better align our resources and efforts with initiatives that will grow the lifetime value of our customers, increase points of distribution and strengthen our balance sheet. In October, we announced plans to focus on new paid-subscription initiatives that will provide an additional revenue stream following the wind-down of our ISP business in 2023.”

Patel continued, “Third quarter revenues were up 8% sequentially, boosted by Amazon Prime Day in October. We expect some consumers delayed purchases ahead of the holiday shopping season as challenging economic conditions persist. Importantly, third quarter adjusted EBITDA loss improved by $233,000 sequentially as a result of higher gross profits on increased revenues, and we strengthened our balance sheet with tighter management of working capital.”

Patel concluded, “Our debt position remains relatively flat as we manage our working capital through inventory conversions and reductions in accounts payable. Inventory at the end of the third quarter was $4 million lower than the prior quarter, and we have a line of sight for further reductions in the fourth quarter. We reduced accounts payable by nearly 40% sequentially to $6.9 million and expect to drive this down even further to a range of $4 million to $5 million.”

Net revenue in the third quarter of 2022 was $13.8 million, a decrease of 8.0% compared to $15.0 million in the third quarter of 2021. Sequentially, revenue increased 7.5% compared to net revenue of $12.9 million in the second quarter of 2022.

Net loss in the third quarter of 2022 was $4.1 million, or ($0.09) per basic and diluted share, compared to a net income of $1.7 million, including a one-time gain on trademark sale for $4.0M, or $0.04 per basic and diluted share in the third quarter of 2021. Sequentially, this compares to a net loss of $4.4 million, or ($0.10) per basic and diluted share, in the second quarter of 2022.

Non-GAAP Adjusted EBITDA in the third quarter of 2022 was ($3.2) million when adjusted for $0.2 million in stock-based compensation expense, $0.2 million of revenue bookings, and $0.2 million of severance, a $1.8 million year-over-year decrease compared to ($1.4) million in the third quarter of 2021. On a quarter-over-quarter basis, this represents a $0.2 million improvement compared to ($3.4) million in the second quarter of 2022.

At the end of Q3 2022, the company had $1.9 million of cash, cash equivalents and restricted cash compared to $4.8 million at the end of Q2 2022. Heading into year end, Minim expects its cash balance to be +/- $0.5M from September ending cash balance. The company had $0.5 million in availability for borrowing under its credit facility, which has $5.8 million drawn at September 30, 2022.

Deferred revenue as of September 30, 2022 was $1.3 million compared with $1.1 million as of June 30, 2022.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release contains the non-GAAP financial measures Adjusted EBITDA, which we define as GAAP net income (loss) plus depreciation of fixed assets and amortization of intangible assets, other (expense) income, net, income tax provision, material one-time expenses and income, and stock-based compensation expenses, and Revenue Bookings, which we define as GAAP Revenue, which was $13.8 million for Q3 2022, plus the change in deferred revenue recorded within the financial reporting period being disclosed, which amounted to $0.2 million for Q3 2022.

We use these non-GAAP financial measures in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that these measures provide an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals.

Minim believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis. These supplemental financial measures exclude costs incurred and related to the merger with Cadence Connectivity, Inc. as the company deems these costs as one-time in nature.

These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

Conference Call Details Date/Time:

Minim will host a conference call today, November 10, 2022, at 8:30 a.m. ET to discuss these results. To participate, please access the live webcast at https://ir.minim.co/, or by dialing: +1(844) 826-3033 and referencing the conference ID: 10172215. International dial-in number is +1(412) 317-5185.

A slide presentation will accompany management’s remarks and will be accessible five minutes prior to the start of the call via the following link: https://ir.minim.co. A recording of the call will also be made available afterwards through the investor information section of the company’s website.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; the potential difficulties and supply interruptions from moving the manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; risks associated with macroeconomic factors including supply chain issues, inflation, tightening of money markets and labor shortages; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Media Contact:

Scott Harvin, Director of Communications

scotth@minim.com

Investor Relations Contact:

James Carbonara

james@haydenir.com

(646) 755-7412

— Tables Follow –

MINIM, INC.

Consolidated Balance Sheet

(Unaudited)

(in thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,438	$12,570
Restricted cash	500	500
Accounts receivable, net	6,210	4,881
Inventories, net	30,313	33,891
Prepaid expenses and other current assets	328	588
Total current assets	38,789	52,430

Equipment, net	736	763
Operating lease right-of-use assets	212	242
Goodwill	59	59
Intangible assets, net	171	262
Other assets	568	545
Total assets	$40,535	$54,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank credit line	$5,845	$5,065
Accounts payable	6,934	12,458
Current maturities of long-term debt	-	34
Current maturities of operating lease liabilities	158	143
Accrued expenses	5,622	5,280
Deferred revenue, current	563	292
Total current liabilities	$19,122	$23,272

Operating lease liabilities, less current maturities	54	99
Deferred revenue, noncurrent	691	443
Total liabilities	$19,867	$23,814

Stockholders’ equity
Common stock: Authorized: 60,000,000 shares at $0.01 September 30, 2022 and 45,885,043 shares at December 31, 2021, respectively	466	459
Additional paid in capital	90,515	89,313
Accumulated deficit	(70,313)	(59,285)
Total stockholders’ equity	20,668	30,487
Total liabilities and stockholders’ equity	$40,535	$54,301

MINIM, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net sales	$13,833	$15,036	$39,996	$44,947
Cost of sales	10,750	10,543	30,183	30,872
Gross profit	3,083	4,493	9,813	14,075

Operating expenses:
Selling and marketing	3,803	3,500	11,286	9,883
General and administrative	1,922	1,371	4,992	3,775
Research and development	1,310	1,789	4,227	4,564
Total operating expenses	7,035	6,660	20,505	18,222

Sales of trademark, net	-	3,956	-	3,956

Operating income (loss)	(3,952)	1,789	(10,692)	(191)

Other income (expense):
Interest income (expense), net	(94)	(81)	(262)	(188)
Other, net	-	-	-	20
Total other income (expense)	(94)	(81)	(262)	(168)

Income (loss) before income taxes	(4,046)	1,708	(10,954)	(359)

Income taxes	16	8	73	41

Net income (loss)	$(4,062)	$1,700	$(11,027)	$(400)

Net income (loss) per share:
Basic	$(0.09)	$0.04	$(0.24)	$(0.01)
Diluted	$(0.09)	$0.04	$(0.24)	$(0.01)

Basic weighted average common and common equivalent shares	46,527	42,301	46,298	37,705
Diluted weighted average	46,527	43,427	46,298	37,705

MINIM, INC.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended September 30,
	2022	2021

GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net income (loss)	$(4,062)	$1,700
Add: Other income and taxes	110	89
Add: Depreciation and Amortization	214	412
GAAP-based EBITDA	(3,738)	2,201
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	151	174
Add: Stock-based compensation expense	137	158
Add: Severance expense	243	-
Less: Sales of trademark, net	-	(3,956)
Total adjustments	531	(3,624)
Non-GAAP-based Adjusted EBITDA	$(3,207)	$(1,423)

MINIM, INC.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2022	2021

GAAP net loss to Non-GAAP Adjusted EBITDA reconciliation:
GAAP-based net loss	$(11,027)	$(400)
Add: Other income and taxes	335	209
Add: Depreciation and Amortization	646	750
GAAP-based EBITDA	(10,046)	559
Adjustments to GAAP-based EBITDA:
Add: GAAP sales net to revenue bookings	519	1,176
Add: Stock-based compensation expense	972	774
Add: Severance expense	243	-
Less: Sales of trademark, net	-	(3,956)
Total adjustments	1,734	(2,006)
Non-GAAP-based Adjusted EBITDA	$(8,312)	$(1,447)